UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE

Mail Stop 3561

      	February 27, 2008


Via U.S. Mail

Peter C. Nelson
President and CEO
California Water Service Group
1720 North First Street
San Jose, California  95112

Re:		California Water Service Group
	Form 10-K for the Fiscal Year Ended December 31, 2006
      Filed March 14, 2007
Forms 10-Q for the Quarters Ended March 31, 2007, June 30, 2007 and
September 30, 2007
 	Definitive Schedule 14A
	Filed March 14, 2007
	File No. 1-13883

Dear Mr. Nelson:

	We have completed our review of your Proxy Statement on Schedule
14A, Forms 10-K and 10-Q, and have no further comments at this time.


								Sincerely,



      H. Christopher Owings
      Assistant Director



cc:	Lynne McGee
	Fax: (408) 367-8430